Exhibit 23.2 to
Form S-8 Registration Statement

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Revett Mining Company, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-163225) on Form S-8 of Revett Mining Company, Inc. (formerly known as Revett Minerals Inc.) of our report dated March 11, 2013, with respect to the consolidated balance sheet of Revett Mining Company, Inc. as of December 31, 2012, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows, for the year then ended, which report appears in the December 31, 2013 annual report on Form 10-K of Revett Mining Company, Inc.

We also consent to the reference to our firm under the caption “Experts”. /s/ KPMG LLP

Boise, Idaho
April 18, 2014

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